Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces First Quarter Earnings of $2.0 Million
And Quarterly Cash Dividend of $0.10 Per Share

•
Net income for the three months ended March 31, 2017 totaled $2.0 million, or $0.25 per common share ($0.24 per diluted share), compared with $2.6 million, or $0.32 per common and diluted share, for the same period in 2016.

•
Gross loans outstanding at March 31, 2017, excluding loans held for sale, totaled $901.3 million, an increase of $17.9 million, or 8.2%, on an annualized basis compared with the balance of $883.4 million at December 31, 2016. In a year-over-year comparison, gross loans outstanding at March 31, 2017 increased 12.0% over March 31, 2016.

•	Deposits totaled $1.18 billion at March 31, 2017 and grew at an 11.1% annualized basis compared with the $1.15 billion balance at December 31, 2016.

•
Net interest income totaled $10.2 million for the three months ended March 31, 2017, an 18.3% increase compared with $8.7 million for the three months ended March 31, 2016. Net interest margin, on a taxable-equivalent basis, increased from 3.06% in 2016 to 3.35% in 2017.

•
The Board of Directors declared a cash dividend of $0.10 per common share, payable May 15, 2017 to shareholders of record as of May 8, 2017, an increase of 11.1% over the dividend declared in the second quarter of 2016.

SHIPPENSBURG, PA (April 27, 2017) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced earnings for the three months ended March 31, 2017. Net income was $2.0 million for the three months ended March 31, 2017, compared with $2.6 million for the same period in 2016. Diluted earnings per share totaled $0.24 and $0.32 for the three months ended March 31, 2017 and 2016. Earnings in the first quarter of 2017 reflected increased interest income from expanding loan and investment portfolios as the Company pursued its growth strategy and continued to take advantage of market disruption. Results for the first quarter of 2016 were significantly influenced by investment securities gains of $1.4 million compared with minimal gains in the first quarter of 2017. Noninterest income, excluding securities gains, was consistent between 2017 and 2016. Noninterest expenses totaled $12.1 million, up from $11.1 million in the 2016 quarter, with overall increases attributable to salaries and benefits associated with the Company's growth.

Thomas R. Quinn, Jr., President and Chief Executive Officer, commented, “The momentum which began in the second half of 2016 has continued and is growing in the first quarter of 2017. Our growth in loans, combined with effective balance sheet management, has moved our net interest margin substantially from 2016, ultimately resulting in over 18% net interest income growth. Our growth in loans, deposits and net interest margin are the result of great efforts by our staff in the Company’s core markets, and our 2016 investments we made in new markets."

OPERATING RESULTS

Net Interest Income

Net interest income totaled $10.2 million for the three months ended March 31, 2017, an 18.3% increase over $8.7 million for the same period in 2016. Net interest margin on a fully taxable-equivalent basis was 3.35% for the three months ended March 31, 2017, compared to 3.06% for the same period in 2016. For the first quarter of 2017, the net interest margin of 3.35% expanded 15 basis points over the fourth quarter of 2016, and was 29 basis points higher than the first quarter of 2016.

Increased yields in loans and investments reflected a higher interest rate environment as well as purchases of additional tax-exempt securities in late 2016 and 2017 with yields higher than the portfolio average. The cost of interest-bearing liabilities increased at a slower pace than the yields earned on interest-earning assets from 2016 to 2017, as the market has been slow to respond to interest rate changes.

Provision for Loan Losses

The Company recorded no provision for loan losses during the three months ended March 31, 2017 or 2016. In calculating the required provision for loan losses, both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. Favorable historical charge-off data combined with stable economic and market conditions resulted in the determination that no provision for loan losses was required to offset net charge-offs or for loan growth experienced during the first quarter of 2017.

Despite improvement in many of the asset quality metrics since March 2016, the growth the Company has experienced in its loan portfolio is one factor that may result in the need for additional provisions for loan losses in future quarters.

Noninterest Income

Noninterest income, excluding securities gains, for the three months ended March 31, 2017 totaled $4.3 million, compared with $4.2 million in the prior year period. Trust, investment management and brokerage income increased $128 thousand, which is largely attributable to activity from Wheatland Advisors, Inc., which was acquired in December 2016. Mortgage banking activities income decreased $139 thousand due to decreased refinance activity as interest rates have increased.

Investment securities gains were not significant in the three months ended March 31, 2017, compared with $1.4 million for the same period in 2016. As market conditions present opportunities to act on asset/liability management strategies or interest rate market conditions, the Company may sell investment securities.

Noninterest Expenses

Noninterest expenses totaled $12.1 million and $11.1 million for the three months ended March 31, 2017 and 2016. The principal drivers of the increase were salaries and employee benefits, which increased $1.2 million, and occupancy, furniture and equipment which increased $181 thousand. These increases reflect previously disclosed market expansion actions by the Company as it has added new, primarily customer-facing, employees and facilities, principally in Berks, Cumberland, Dauphin and Lancaster counties.

Other line items within noninterest expenses showed modest fluctuations between 2017 and 2016.

Income Taxes

Income tax expense totaled $424 thousand for the three months ended March 31, 2017, compared to $614 thousand for the same period in 2016. The Company’s effective tax rate is significantly less than the 34.0% federal statutory rate principally due to tax-exempt income, including interest earned on tax-exempt loans and securities and earnings on the cash value of life insurance policies. The effective tax rate for the three months ended March 31, 2017 was 17.5%, compared with 19.2% for the three months ended March 31, 2016. The lower effective tax rate for the first quarter of 2017 compared with 2016 is primarily the result of a larger percentage of tax-exempt income to total income and additional tax credits.

FINANCIAL CONDITION

Assets totaled $1.45 billion at March 31, 2017, an increase of $39.4 million from $1.41 billion at December 31, 2016 and of $166.7 million from $1.29 billion at March 31, 2016. The principal growth components were securities available for sale, which increased $23.4 million from December 31, 2016 to March 31, 2017 and $96.0 million year-over-year, and loans which are summarized below. Deposit growth of $31.4 million in the first quarter of 2017 was the primary source of funding for growth in securities and loans in the quarter. Deposit growth of $135.5 million, coupled with an overall reduction in cash balances of $38.4 million, was the primary source of funding for year-over-year growth in securities and loans.

Gross loans, excluding those held for sale, totaled $901.3 million at March 31, 2017, and increased $17.9 million, or 2.0% (8.2% annualized), from $883.4 million at December 31, 2016, In comparison to March 31, 2016’s loan balance of $804.7 million, loans increased $96.6 million, or 12.0%.

The following table presents loan balances, by loan class within segments, at March 31, 2017, December 31, 2016 and March 31, 2016.

(Dollars in thousands)	March 31, 2017	December 31, 2016	March 31, 2016

Commercial real estate:
Owner occupied	$114,991	$112,295	$106,464
Non-owner occupied	209,601	206,358	154,731
Multi-family	47,893	47,681	37,664
Non-owner occupied residential	64,809	62,533	54,834
Acquisition and development:
1-4 family residential construction	5,790	4,663	7,270
Commercial and land development	27,648	26,085	42,245
Commercial and industrial	90,638	88,465	77,277
Municipal	53,225	53,741	62,302
Residential mortgage:
First lien	143,282	139,851	125,706
Home equity – term	13,605	14,248	16,578
Home equity – lines of credit	122,473	120,353	111,770
Installment and other loans	7,376	7,118	7,862
	$901,331	$883,391	$804,703

Growth was experienced in nearly all loan segments from December 31, 2016 to March 31, 2017, with the largest increase in the commercial real estate segment, which grew by $8.4 million, which was approximately half of the portfolio growth for the period, or 8.0% annualized. The Company continues to grow in both core markets and new markets through expansion in the sales force and capitalizing on continued market disruption.

Total deposits grew 2.7% (11.1% annualized) from $1.15 billion at December 31, 2016 to $1.18 billion at March 31, 2017, and increased 12.9% in comparison with $1.05 billion at March 31, 2016, due principally to growth in interest-bearing accounts. The Company has continued to increase both noninterest-bearing and interest-bearing deposit relationships from enhanced cash management offerings delivered by its expanded sales force.

Shareholders’ Equity

Shareholders’ equity totaled $137.5 million at March 31, 2017, an increase of $2.6 million, or 1.9%, from $134.9 million at December 31, 2016. This increase was principally the result of net income totaling $2.0 million for the three months ended March 31, 2017 coupled with a $1.1 million increase in accumulated other comprehensive income (loss), net of tax, and offset by dividends declared on common stock during the quarter.

Asset Quality

Asset quality metrics remained relatively stable in comparing March 31, 2017 with December 31, 2016 and have improved since March 31, 2016.

The allowance for loan losses balance totaled $12.7 million at March 31, 2017, compared with the $12.8 million at December 31, 2016 and the $13.3 million balance at March 31, 2016. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.41% as of March 31, 2017. Favorable historical charge-off data and management's emphasis on loan quality have been significant contributors to the determination that a relatively stable allowance for loan losses balance is adequate as the loan portfolio has been increasing.

The allowance for loan losses to nonperforming loans totaled 198.6% at March 31, 2017 compared with 181.4% at December 31, 2016, and 83.9% at March 31, 2016, reflecting a substantial decrease in nonaccrual loans from a year ago. The allowance for loan losses to nonperforming and restructured loans still accruing totaled 173.5% at March 31, 2017, compared to 160.2% at December 31, 2016 and 78.7% at March 31, 2016.

Nonperforming and other risk assets, defined as nonaccrual loans, restructured loans still accruing, loans past due 90 days or more and still accruing, and other real estate owned totaled decreased 52.3% from March 31, 2016 to March 31, 2017. The balance at March 31, 2017 and December 31, 2017 was a similar $8.3 million compared with $17.4 million at March 31, 2016, as nonaccrual loans decreased $9.5 million from March 31, 2016 to March 31, 2017.

Classified loans, defined as loans rated substandard, doubtful or loss, totaled $22.0 million at March 31, 2017, or approximately 2.4% of total loans, compared with $22.9 million (2.6%) at December 31, 2016 and $24.4 million (3.0%) at March 31, 2016.

ORRSTOWN FINANCIAL SERVICES, INC.
Operating Highlights (Unaudited)
	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share data)	2017	2016

Net income	$2,002	$2,580
Diluted earnings per share	$0.24	$0.32
Dividends per share	$0.10	$0.08
Return on average assets	0.57%	0.80%
Return on average equity	6.01%	7.64%
Net interest income	$10,237	$8,650
Net interest margin	3.35%	3.06%

ORRSTOWN FINANCIAL SERVICES, INC.
Balance Sheet Highlights (Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2017	2016	2016

Assets	$1,453,946	$1,414,504	$1,287,279
Loans, gross	901,331	883,391	804,703
Allowance for loan losses	(12,668)	(12,775)	(13,347)
Deposits	1,183,876	1,152,452	1,048,376
Shareholders' equity	137,469	134,859	138,247
Book value per share	16.50	16.28	16.68

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2017	2016	2016
Assets
Cash and cash equivalents	$28,551	$30,273	$66,915
Securities available for sale	423,601	400,154	327,590

Loans held for sale	3,349	2,768	3,499

Loans	901,331	883,391	804,703
Less: Allowance for loan losses	(12,668)	(12,775)	(13,347)
Net loans	888,663	870,616	791,356

Premises and equipment, net	34,767	34,871	29,689
Other assets	75,015	75,822	68,230
Total assets	$1,453,946	$1,414,504	$1,287,279

Liabilities
Deposits:
Noninterest-bearing	$157,983	$150,747	$146,094
Interest-bearing	1,025,893	1,001,705	902,282
Total deposits	1,183,876	1,152,452	1,048,376
Borrowings	117,491	112,027	87,106
Accrued interest and other liabilities	15,110	15,166	13,550
Total liabilities	1,316,477	1,279,645	1,149,032

Shareholders' Equity
Common stock	434	437	437
Additional paid - in capital	124,365	124,935	124,548
Retained earnings	12,848	11,669	9,855
Accumulated other comprehensive income (loss)	(98)	(1,165)	4,434
Treasury stock	(80)	(1,017)	(1,027)
Total shareholders' equity	137,469	134,859	138,247
Total liabilities and shareholders' equity	$1,453,946	$1,414,504	$1,287,279

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except share data)	2017	2016
Interest and dividend income
Interest and fees on loans	$9,204	$7,991
Interest and dividends on investment securities	2,626	1,970
Total interest and dividend income	11,830	9,961
Interest expense
Interest on deposits	1,326	1,139
Interest on borrowings	267	172
Total interest expense	1,593	1,311
Net interest income	10,237	8,650
Provision for loan losses	0	0
Net interest income after provision for loan losses	10,237	8,650

Noninterest income
Service charges on deposit accounts	1,358	1,303
Trust, investment management and brokerage income	1,913	1,785
Mortgage banking activities	503	642
Other income	558	515
Investment securities gains	3	1,420
Total noninterest income	4,335	5,665

Noninterest expenses
Salaries and employee benefits	7,400	6,183
Occupancy, furniture and equipment	1,493	1,312
Data processing	511	635
Advertising and bank promotions	387	456
FDIC insurance	137	232
Professional services	508	520
Collection and problem loan	75	52
Real estate owned	20	43
Taxes other than income	228	155
Other operating expenses	1,387	1,533
Total noninterest expenses	12,146	11,121
Income before income tax	2,426	3,194
Income tax expense	424	614
Net income	$2,002	$2,580

Per share information:
Basic earnings per share	$0.25	$0.32
Diluted earnings per share	0.24	0.32
Dividends per share	0.10	0.08
Diluted weighted-average shares of common stock outstanding	8,198,127	8,139,070

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	March 31, 2017			March 31, 2016
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$5,545	$18	1.32%	$43,242	$65	0.60%
Securities	415,342	3,010	2.94	363,614	2,142	2.37
Loans	895,331	9,423	4.27	795,785	8,261	4.18
Total interest-earning assets	1,316,218	12,451	3.84	1,202,641	10,468	3.50
Other assets	107,587			94,292
Total	$1,423,805			$1,296,933
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$609,052	$365	0.24	$521,442	$252	0.19
Savings deposits	93,312	36	0.16	87,702	35	0.16
Time deposits	296,725	925	1.26	304,800	852	1.12
Short-term borrowings	104,651	172	0.67	76,342	66	0.35
Long-term debt	21,460	95	1.80	24,459	106	1.74
Total interest-bearing liabilities	1,125,200	1,593	0.57	1,014,745	1,311	0.52
Noninterest-bearing demand deposits	148,502			133,214
Other	14,588			13,206
Total Liabilities	1,288,290			1,161,165
Shareholders' Equity	135,515			135,768
Total	$1,423,805			$1,296,933
Taxable-equivalent net interest income / net interest spread		10,858	3.27%		9,157	2.98%
Taxable-equivalent net interest margin			3.35%			3.06%
Taxable-equivalent adjustment		(621)			(507)
Net interest income		$10,237			$8,650

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 34% tax rate.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
Nonperforming Assets / Risk Elements (Unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2017	2016	2016

Nonaccrual loans (cash basis)	$6,379	$7,042	$15,906
Other real estate (OREO)	1,019	346	495
Total nonperforming assets	7,398	7,388	16,401
Restructured loans still accruing	921	930	1,044
Loans past due 90 days or more and still accruing	0	0	1
Total nonperforming and other risk assets	$8,319	$8,318	$17,446

Loans 30-89 days past due	$1,315	$1,218	$1,391

Asset quality ratios:
Total nonperforming loans to total loans	0.71%	0.80%	1.98%
Total nonperforming assets to total assets	0.51%	0.52%	1.27%
Total nonperforming assets to total loans and OREO	0.82%	0.84%	2.04%
Total risk assets to total loans and OREO	0.92%	0.94%	2.17%
Total risk assets to total assets	0.57%	0.59%	1.36%

Allowance for loan losses to total loans	1.41%	1.45%	1.66%
Allowance for loan losses to nonperforming loans	198.59%	181.41%	83.91%
Allowance for loan losses to nonperforming and restructured loans still accruing	173.53%	160.25%	78.74%

ORRSTOWN FINANCIAL SERVICES, INC.
Roll Forward of Allowance for Loan Losses (Unaudited)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2017	2016

Balance at beginning of period	$12,775	$13,568
Provision for loan losses	0	0
Recoveries	22	108
Charge-offs	(129)	(329)
Balance at end of period	$12,668	$13,347

About the Company

With over $1.4 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through 26 banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, our ability to integrate additional teams across all business lines as we continue our expansion into Dauphin, Lancaster and Berks counties and fill a void created in the community banking space from the disruption caused by the acquisition of several competitors, and our belief that we are positioned to create additional long-term shareholder value from these expansion initiatives.

Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to continue to successfully execute on our strategic expansion east into Dauphin, Lancaster and Berks counties, take advantage of market disruption, and experience sustained growth in loans and deposits. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; the integration of the Company's strategic acquisitions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016, under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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